UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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REPLIGEN CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Repligen Corporation

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

(781) 250-0111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Repligen Corporation, a Delaware corporation (“Repligen” or the “Company”) will be held on Friday, September 11, 2009, 10:00 a.m. local time, at the offices of Repligen, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts, 02453 for the following purposes:

1.	To elect six directors, nominated by the Board of Directors, to serve until the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders entitled to notice of and to vote at the Annual Meeting shall be determined as of the close of business on July 15, 2009, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors

William J. Kelly, Secretary

Waltham, Massachusetts

July 28, 2009

IT IS IMPORTANT THAT ALL SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. YOU NEED TO VOTE IN ACCORDANCE WITH THE INSTRUCTIONS LISTED ON THE PROXY CARD. IF SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, YOU MAY BE ELIGIBLE TO VOTE ELECTRONICALLY OR BY TELEPHONE. PLEASE REFER TO THE ENCLOSED VOTING INSTRUCTION FORM FOR INSTRUCTIONS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 11, 2009. THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM.

REPLIGEN CORPORATION

41 SEYON STREET

BUILDING #1, SUITE 100

WALTHAM, MA 02453

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2009

JULY 28, 2009

Proxies in the form included with this proxy statement are solicited by the Board of Directors (the “Board”) of Repligen Corporation, a Delaware corporation (“Repligen” or the “Company”), for use at the Annual Meeting of Stockholders of Repligen to be held, pursuant to the accompanying Notice of Annual Meeting, on Friday, September 11, 2009, 10:00 a.m. local time, or at any adjournments or postponements thereof (the “Annual Meeting” or the “Meeting”), at Repligen’s principal executive offices at 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453. Only stockholders of record as of July 15, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of the Record Date, 30,743,707 shares of Common Stock, $0.01 par value (the “Common Stock”), of Repligen were issued and outstanding and entitled to vote.

Repligen’s Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 2009, is being provided together with this proxy statement to all stockholders entitled to vote at the Meeting. It is anticipated that this proxy statement and the accompanying proxy will be first sent or given to stockholders on or about July 28, 2009.

The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Stockholders may vote by proxy by completing, signing, dating and returning the accompanying proxy card or by voting by telephone or via the internet in accordance with the instructions listed on the proxy card. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by: (1) filing with the Secretary of Repligen, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Repligen or by telephone or internet, in accordance with the instructions listed on the proxy card, before the taking of the vote at the Annual Meeting; or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those stockholders who submit a proxy by telephone or the internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, Attention: Secretary, at or before the taking of the vote at the Annual Meeting.

Each of the persons named as attorneys in the proxies is a director, officer and/or employee of Repligen. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under the heading “Voting Procedures.” Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board by writing that nominee’s number on the space provided on the proxy card, checking the box next to the name of such individual if voting by proxy via the internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two digit number appearing on the proxy card immediately before the name of such individual. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated, as permitted by applicable regulations and by Repligen’s corporate documents.

The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

VOTING PROCEDURES

The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The six nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote for such nominee in accordance with the proxy instructions will not be counted toward such nominee’s achievement of plurality.

Other Matters. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Heather Savelle, the Company’s Associate Director, Corporate Communications, will serve as the Inspector of Elections and will count all votes and ballots.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Repligen’s Common Stock as of July 15, 2009: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each present or former executive officer of the Company named in the Summary Compensation Table set forth below under “Director and Executive Compensation” and (iv) by all directors, nominees for director and executive officers of Repligen as a group. The business address of each director and executive officer is Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
BVF Inc. (3)	3,416,950	11.1%
Ronald L. Chez (4)	2,257,048	7.3%
Winslow Management Company LLC (5)	1,788,383	5.8%
Barclays Global Investors, N.A. (6)	1,611,979	5.2%
Walter C. Herlihy (7)	777,203	2.5%
William J. Kelly (8)	25,000	*
Alexander Rich, M.D. (9)	536,500	1.7%
James R. Rusche (10)	288,874	*
Daniel P. Witt (11)	102,200	*
Thomas F. Ryan, Jr. (12)	187,000	*
Karen A. Dawes (13)	96,000	*
Earl Webb Henry, M.D. (14)	28,000	*
Alfred L. Goldberg, Ph.D. (14)	28,000	*
All directors, nominees and executive officers as a group (9 persons) (15)	2,068,777	6.7%

*	Less than one percent
(1)	Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, and includes voting and/or investment power with respect to shares of Common Stock of Repligen. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares that such person has the right to acquire within 60 days of July 15, 2009.
(2)	Percentages of ownership are based upon 30,743,707 shares of Common Stock issued and outstanding as of July 15, 2009. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days of July 15, 2009 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.
(3)	Based solely on a Schedule 13G/A filed on May 20, 2009. Pursuant to the operating agreement of BVF Investments, L.L.C. (“BVFLLC”), BVF Partners L.P. (“Partners”) is authorized, among other things, to invest the contributed capital of Samana Capital, L.P., the majority member of BVFLLC, in the shares of Common Stock and other securities and to vote, exercise or convert and dispose of such securities and is entitled to receive fees based on assets under management and, subject to certain exceptions, allocations based on realized and unrealized gains on such assets. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVFLLC and those owned by Investment 10, L.L.C. (“ILL10”), on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties. Mr. Lampert is the owner sole director and an officer of BVF Inc. As of May 20, 2009, securities beneficially owned by BVF Inc., Partners and Mr. Lambert consisted of the following:

a)	825,750 shares of Common Stock owned by BVF,

b)	534,400 shares of Common Stock owned by BVF2,

c)	1,856,700 shares of Common Stock owned by BVFLLC, and

d)	200,100 shares of Common Stock owned by ILL10.

The business address of BVF Inc. is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(4)	Based solely on a Schedule 13D/A filed on October 21, 2008. Mr. Chez’s business address is 1524 N. Astor Street, Chicago, Illinois 60610.
(5)	Based solely on a Schedule 13G filed on February 17, 2009. Winslow Management Company LLC’s business address is 99 High Street, 12th Floor, Boston, MA 02110.
(6)	Based solely on a Schedule 13G filed on February 5, 2009. Includes 735,502 shares held by Barclays Global Fund Advisors. Barclays Global Investors, N.A.’s and Barclays Global Fund Advisors’ business address is 400 Howard Street, San Francisco, CA 94105.
(7)	Includes 325,000 shares issuable pursuant to stock options which are exercisable within 60 days of July 15, 2009.
(8)	Includes 20,000 shares issuable pursuant to stock options which are exercisable within 60 days of July 15, 2009.
(9)	Includes 60,000 shares held by Dr. Rich’s spouse. Includes 95,000 shares issuable pursuant to stock options, which are exercisable within 60 days of July 15, 2009.
(10)	Includes 33,000 shares held in a Uniform Trusts for Minors account by Dr. Rusche for his children who share Dr. Rusche’s household, as to which he disclaims beneficial ownership. Includes 155,000 shares issuable pursuant to stock options, which are exercisable within 60 days of July 15, 2009.
(11)	Includes 60,000 shares issuable pursuant to stock options which are exercisable within 60 days of July 15, 2009.
(12)	Includes 1,000 shares held in a Uniform Gifts to Minors Account on behalf of Mr. Ryan’s grandson, and 12,000 on behalf of his daughter. Mr. Ryan disclaims beneficial ownership as to the shares held on behalf of his grandson and his daughter. Includes 124,000 shares issuable pursuant to stock options, which are exercisable within 60 days of July 15, 2009.
(13)	Includes 94,000 shares issuable pursuant to stock options which are exercisable within 60 days of July 15, 2009.
(14)	Includes 28,000 shares issuable pursuant to stock options which are exercisable within 60 days of July 15, 2009.
(15)	Includes 909,000 shares issuable pursuant to stock options which are exercisable within 60 days of July 15, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

There are six nominees for director, all of whom are current directors of Repligen. Each candidate has been re-nominated by the Nominating and Corporate Governance Committee for election.

Nominee’s Name	Year Nominee First Became A Director	Position(s) with the Company
Karen A. Dawes	2005	Director
Walter C. Herlihy, Ph.D.	1996	President, Chief Executive Officer and Director
Earl Webb Henry, M.D.	2007	Director
Alfred L. Goldberg, Ph.D.	2008	Director
Alexander Rich, M.D.	1981	Director, Chairman of the Board
Thomas F. Ryan, Jr.	2003	Director

The directors of the Company will be elected to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Shares represented by all proxies received by the Board and not marked or voted so as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named above. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted or withheld in accordance with the judgment of the persons named as attorneys in the proxies with respect to the directorship for which that nominee was unable or unwilling to serve.

Proposal 1 relates solely to the election of six directors nominated by the Company and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholders of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Repligen’s executive officers are appointed on an annual basis by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Repligen. The directors, nominees and executive officers of Repligen are as follows:

Name	Age	Positions
Walter C. Herlihy, Ph.D. (4)	57	President, Chief Executive Officer and Director
James R. Rusche, Ph.D.	55	Senior Vice President, Research and Development
Daniel P. Witt, Ph.D.	62	Vice President, Operations
William J. Kelly	38	Chief Financial Officer
Karen A. Dawes (1)(2)(3)	57	Director
Alexander Rich, M.D. (1)(2)(3)(4)	84	Director, Chairman of the Board
Thomas F. Ryan, Jr. (2)(3)	68	Director
Earl Webb Henry, M.D. (3)(4)	62	Director
Alfred L. Goldberg, Ph.D. (3)(4)	66	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Science and Technology Committee

BIOGRAPHICAL INFORMATION

Walter C. Herlihy, Ph.D. joined Repligen in March 1996 as President, Chief Executive Officer and Director in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. From July 1993 to March 1996, Dr. Herlihy was the President and CEO of Glycan Pharmaceuticals, Inc. From October 1981 to June 1993, he held numerous research positions at Repligen, most recently as Senior Vice President, Research and Development. Dr. Herlihy holds an A.B. in chemistry from Cornell University and a Ph.D. in chemistry from MIT.

James R. Rusche, Ph.D. became Senior Vice President, Research and Development in December 2001. Dr. Rusche joined Repligen in March 1996 as Vice President, Research and Development in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. From July 1994 to March 1996, Dr. Rusche was Vice President, Research and Development of Glycan Pharmaceuticals, Inc. From February 1985 to June 1994, he held numerous research positions at Repligen, most recently as Vice President, Discovery Research. Dr. Rusche holds a B.S. in microbiology from the University of Wisconsin, LaCrosse and a Ph.D. in immunology from the University of Florida.

Daniel P. Witt, Ph.D. joined Repligen in March 1996 as Vice President, Business Development in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. From October 1993 to March 1996, Dr. Witt was Vice President, Business Development of Glycan Pharmaceuticals, Inc. From April 1983 to September 1993, he held numerous research positions at Repligen, most recently as Vice President, Technology Acquisition. Dr. Witt holds a B.A. in chemistry from Gettysburg College and a Ph.D. in biochemistry from the University of Vermont.

William J. Kelly joined Repligen in March 2008 as Vice President, Finance and Administration and currently serves as Chief Financial Officer. Prior to joining Repligen, Mr. Kelly worked for Haemonetics Corporation, a medical device manufacturer, where he held the positions of Corporate Controller from 2005 to 2008 and Assistant Corporate Controller from 2001 to 2005. From 2000 to 2001, Mr. Kelly was Corporate Controller for SiteScape Corporation. Mr. Kelly is a Certified Public Accountant and previously worked for Deloitte and Touche LLP, most recently as audit manager, as well as Ernst & Young LLP. Mr. Kelly holds a B.A. in psychology from the College of the Holy Cross and an MS/MBA from Northeastern University.

Alexander Rich, M.D., Co-Founder and Chairman of the Board of Repligen, has been on the faculty of MIT since 1958 and is the Sedgwick Professor of Biophysics. Internationally recognized for his contributions to the molecular biology of nucleic acids, he has determined their three-dimensional structure and has investigated their activity in biological systems. He is widely known for his work in elucidating the three-dimensional structure of transfer RNA, which is a component of the protein synthesizing mechanism, and for his discovery of a novel, left-handed form of DNA. He is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences, Rome, and a foreign member of the French Academy of Sciences, Paris. Dr. Rich has been a Director of Repligen since May 1981. Dr. Rich is a director of Alkermes, Inc. and Profectus Biosciences, Inc.

Karen A. Dawes has served as director of Repligen since September 2005. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. She served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth, a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company’s initial commercialization strategy to launch BeneFIX and Neumega. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, she directed launches of Glucotrol/Glucotrol XL, Zoloft, and Cardura. Ms. Dawes also serves as a director of Depomed, Inc.

Alfred L. Goldberg, Ph.D. has served as a director of Repligen since July 2008. Dr. Goldberg is currently a Professor of Cell Biology at Harvard Medical School. Dr. Goldberg has been associated with Harvard University during his entire academic career. He was appointed an Assistant Professor at Harvard Medical School in 1969 and Dr. Goldberg has been a Professor at Harvard Medical School since 1977. Dr. Goldberg has served as a consultant to many biotechnology and pharmaceutical companies and on numerous Scientific Advisory Boards including the Michael J. Fox Foundation, The American Foundation for Aging Research, The Gladstone Institute of Neurological Disease at The University of California Medical School, and The Center for Neurodegenerative Disease at Brigham and Women’s Hospital. Dr. Goldberg earned an A.B. in 1963, studied at Cambridge University and Harvard Medical School, and earned his Ph.D. in 1968 from Harvard University.

Earl Webb Henry, M.D. has served as a director of Repligen since December 2007. Dr. Henry is currently Chief Medical Officer for inVentive Clinical Solutions, effective March 2009. From 2004 to 2009, Dr. Henry was Senior Vice President, Medical Affairs for inVentive Clinical Solutions. From 2001 to 2004, Dr. Henry served as the Medical Director for HHI Clinical Research and Statistical Services, LLC until it was acquired by inVentive Health, Inc. in 2004. Other positions held by Dr. Henry include Senior Vice President and Head, Worldwide Clinical Research and Regulatory Affairs for Cephalon, Inc., Vice President, Clinical Research for Guilford Pharmaceuticals Inc., Global Head of Central Nervous System Therapeutic Area for Sandoz Research Institute, and Senior Associate Director of Clinical Research for Pfizer Central Research. Dr. Henry holds a B.S. in Chemistry from the University of Illinois and an M.D. from the University of Chicago and completed his residence and fellowship at Harvard Medical School in neurology and neuropathology.

Thomas F. Ryan Jr. has served as a Director of Repligen since September 2003. Mr. Ryan is currently a private investor. Mr. Ryan served as the President and Chief Operating Officer of the American Stock Exchange from October 1995 to April 1999. Prior to 1995, he held a variety of positions at the investment banking firm of Kidder, Peabody & Co., Inc., serving as the firm’s Chairman in 1995. He holds a bachelor’s degree from Boston College and is a graduate of the Boston Latin School. Mr. Ryan is a Director for the New York State Independent System Operator, a Director for Mellon Asset Management Mutual Funds Board and a Trustee for Boston College.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationship exists among the officers and directors of Repligen. The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. There were no related party transactions during fiscal year 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Board has determined that each of Ms. Dawes, Mr. Ryan and Drs. Henry and Goldberg are independent within the meaning of the Company’s director independence standards and the director independence standards of The Nasdaq Stock Market, Inc. (“NASDAQ”). Furthermore, the Board has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board is independent within the meaning of the Company’s and NASDAQ’s director independence standards and that each member of the Audit Committee meets the heightened director independence standards for audit committee members of the Securities and Exchange Commission (“SEC”).

Executive Sessions

The Board intends to hold executive sessions of the independent Directors at least two times per year preceding or following regularly scheduled in-person meetings of the Board. Executive sessions do not include any employee Directors of the Company, and the Chairperson of the Board is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board and selecting or recommending to the Board, nominees for election as Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all Directors:

•

Directors must be of high ethical character, have no conflict of interest and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct”);

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience; and

•	A Director must have (at minimum) a bachelor’s degree or equivalent degree from an accredited college or university.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing; and

•	Leadership experience with public companies or other significant organizations.

These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting and nominating nominees for election as Directors but delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board or members of management will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for Director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for Director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as Director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedures for Recommendation of Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider Director candidates who are recommended by the stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for Director candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that the proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting.

Such recommendation for nomination must be in writing and include the following

•	Name and address of the stockholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a Director nominee (a “Director Nominee”);

•	The principal occupation of the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the stockholder making the recommendation;

•

All other information relating to recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if approved by the Board and elected); and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a Director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

Attn: Secretary

•	By facsimile at (781) 250-0115.

Attn: Secretary

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominees shall not be counted.

The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole, stockholders may send such communication to the attention of the Chairman of the Board via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

Attn: Chairman of the Board of Directors

•	By facsimile at (781) 250-0115.

Attn: Chairman of the Board of Directors

For stockholder communications directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communications to the attention of the individual Director via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

Attn: [Name of Individual Director]

•	By facsimile at (781) 250-0115.

Attn: [Name of Individual Director]

The Company will forward any such stockholder communication to the Chairman of the Board, as a representative of the Board, and/or to the Director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each Director and the Chairman of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Board’s policy is that all Directors and all nominees for election as Directors are encouraged to attend the Company’s Annual Meeting of Stockholders in person if their schedule permits. One member of the Board attended the last Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

Repligen has adopted the Code of Business Conduct as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and in accordance with the NASDAQ requirements for a “code of conduct”), which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available at the “Investors-Corporate Governance” section of the Company’s website at http://www.repligen.com. A copy of the Code of Business Conduct may also be obtained free of charge, from the Company upon a request directed to Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453, Attention: Investor Relations. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at http://www.repligen.com under “Investors-Corporate Governance.”

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of the Company met five times during the fiscal year ended March 31, 2009. During the fiscal year ended March 31, 2009, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each committee has a charter that has been approved by the Board. Each committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually.

Audit Committee

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and currently consists of Mr. Ryan, Ms. Dawes and Dr. Rich. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to: (a) appointing, compensating and retaining the Company’s independent registered public accounting firm, (b) overseeing the work performed by any independent registered public accounting firm, including conduct of the annual audit and engagement for any other services, (c) assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the SEC, the Company’s stockholders or to the general public, and (ii) the Company’s internal financial and accounting controls, (d) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, (e) establishing procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, (f) engaging advisors as necessary, and (g) serving as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder. The Audit Committee met five times during the fiscal year ended March 31, 2009. Mr. Ryan currently serves as Chairperson of the Audit Committee. The Board has determined that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. The Board has determined that each member of the Audit Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members as determined under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at http://www.repligen.com under “Investors-Corporate Governance.”

Compensation Committee

The Compensation Committee, of which Dr. Rich and Ms. Dawes are currently members, is responsible (among other duties and responsibilities) for (a) discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers, (b) administering the Company’s incentive compensation and stock plans, and (c) reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Committee is responsible for reviewing and making recommendations to management on company-wide compensation programs and practices, for taking final action with respect to the individual salary, bonus and equity arrangements of the Company’s Chief Executive Officer and other senior officers, and for recommending, subject to approval by the full Board, new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for grant as options or otherwise thereunder) for which stockholder approval is required or desirable. The Compensation Committee met two times during the fiscal year ended March 31, 2009. Dr. Rich serves as the Chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent within the meaning of the Company, SEC and NASDAQ’s director independence standards.

The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “Investors-Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board consists of each of the Company’s independent Directors, currently Dr. Rich, Ms. Dawes, Dr. Goldberg, Dr. Henry and Mr. Ryan. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended March 31, 2009. The Committee is responsible for: (a) identifying individuals qualified to become members of the Board, and selecting or recommending that the Board select the Director Nominees for election, (b) reviewing the Code of Business Conduct, (c) monitoring compliance with and periodically reviewing the Code of Business Conduct and (d) reviewing and approving all related party transactions. The Nominating and Corporate Governance Committee may consider nominees for election as Directors recommended by stockholders as described above.

Dr. Rich serves as the Chairperson of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Company, the SEC and NASDAQ’s director independence standards.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “Investors-Corporate Governance.”

Science and Technology Committee

The Science and Technology Committee of the Board currently consists of Drs. Rich, Henry, Goldberg and Herlihy. The Science and Technology Committee was established in July 2008 and did not meet during the fiscal year ended March 31, 2009. The Science and Technology Committee is responsible for examining and advising on management’s direction and investment in Repligen’s product development and technology initiatives, including both internal development projects and initiatives to license or acquire products and technologies. Dr. Rich serves as the Chairperson of the Science and Technology Committee.

The Science and Technology Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “Investors-Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee for the last fiscal year consisted of Mr. Ryan, Chairperson, Ms. Dawes and Dr. Rich. The Audit Committee has the responsibility and authority described in the Repligen Audit Committee Charter, which has been approved by the Board. The Board has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the applicable rules of the National Association of Securities Dealers, Inc. and that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company’s quarterly financial statements for the first three fiscal quarters during the fiscal year ended March 31, 2009 and discussed them with both the management of the Company and Ernst & Young LLP prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s annual report on Form 10-K for the year ended March 31, 2009 and the quarterly reports on Form 10-Q for its first, second and third fiscal quarters of the fiscal year ended March 31, 2009, the Audit Committee discussed the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC and other applicable regulations. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP their independence from management and the Company, and has considered the compatibility with Ernst & Young LLP’s independence as auditors of the non-audit services performed for the Company by Ernst & Young LLP.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has also evaluated the performance of Ernst & Young LLP, including, among other things, the amount of fees paid to Ernst & Young LLP for audit and non-audit services during the fiscal year ended March 31, 2009. Information about Ernst & Young LLP’s fees for the fiscal year ended March 31, 2009 is discussed below in this Proxy Statement under “Independent Registered Public Accounting Firm.” Based on its evaluation, the Audit Committee has selected Ernst & Young LLP to serve as the Company’s auditors for the fiscal year ending March 31, 2010.

The Audit Committee met five times during the fiscal year ended March 31, 2009. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended March 31, 2009 filed with the SEC, and the Board approved such inclusion.

Respectfully submitted by the Audit Committee,

Thomas F. Ryan, Jr., Chairman

Karen A. Dawes

Alexander Rich, M.D.

The report of the Audit Committee shall not be deemed to be “soliciting material,” shall not be deemed filed with the SEC, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Repligen specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board, which is comprised solely of independent directors within the meaning of applicable rules of NASDAQ, outside directors within the meaning of Section 162 of the Internal Revenue Code and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, is responsible for developing executive compensation policies and advising the Board with respect to such policies and administering the company’s cash incentive and stock option plans. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee. Dr. Rich, Chairperson, and Ms. Dawes are the current members of the Compensation Committee.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Alexander Rich, M.D.

Karen A. Dawes

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s compensation philosophy is based on a desire to motivate its executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate its executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior on the achievement of both near-term corporate goals, as well as long-term business objectives and strategies.

It is the responsibility of the Compensation Committee of the Board to administer the Company’s compensation programs to ensure that it is competitive with other biopharmaceutical and biotechnology companies and include incentives that are designed to appropriately drive the Company’s continued development. The Compensation Committee reviews and approves all components of the Company’s executive officer compensation, including executive officer salaries, annual cash incentive compensation and equity incentive compensation and recommends, subject to approval by the full Board, new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for grant as options or otherwise thereunder) for which stockholder approval is required or desirable.

The Company’s executive officer compensation consists of three key components: base salary, annual cash incentive compensation and equity incentive compensation. Each of these components is intended to complement the other, and taken together, to satisfy the Company’s compensation objectives. In general, the Compensation Committee has set total executive officer compensation at approximately the 50th percentile of biotechnology companies in our peer group based upon Radford Biotechnology Survey, a publicly available compensation data subscription service (the “Radford Survey”). Our peer group of companies in the Radford Survey included both publicly traded and privately held companies operating primarily in the biotechnology and other life science industries with 50 to 149 employees. This peer group included approximately 175 national and regional companies ranging from research and development stage companies on upward.

Objectives of the Compensation Programs

The Company’s compensation programs for its executive officers are designed to achieve the following objectives:

•

salaries that are competitive with other biopharmaceutical and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with these companies;

•	annual cash incentive compensation that motivates the executive officers to manage the business to meet the Company’s short- and long-term objectives; and

•

equity incentive compensation to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees thereby aligning the executive officers’ interests with those of stockholders.

Executive Compensation

Base Salary. Each executive officer (except the Chief Executive Officer whose performance is reviewed by the Compensation Committee) has an annual performance review with the Chief Executive Officer, who makes recommendations on salary increases, promotions and equity and non-equity incentive awards to the Compensation Committee. The recommended salary increases are based on the executive officer’s qualifications, performance, experience, responsibilities and the publicly disclosed compensation of similar positions at other companies of a similar size and state of development as noted in the Radford Survey. For fiscal year 2009, the Company increased base salaries for Drs. Herlihy, Rusche and Witt and by 6.1%, 5.1% and 3.5%, respectively.

Mr. Kelly joined the Company on March 31, 2008 and therefore was not eligible for an increase in base salary. The Company believes that the base salaries paid to the executive officers during fiscal year 2009 achieved its compensation objectives and compared favorably to its peer group.

Annual Cash Incentive Compensation. The Company’s executive officers are eligible to receive annual cash incentive compensation primarily based on their performance as measured against performance goals set forth below. The annual cash incentive compensation earned by each executive officer is determined by the Compensation Committee after the end of each fiscal year and calculated as a percentage of an executive officer’s base salary.

The Company establishes the target amount of its annual cash incentive compensation at a level that represents a meaningful portion of the executive officers’ current paid out cash compensation, and sets additional threshold below the target levels and maximum performance levels which equal the target levels. In establishing these levels, in addition to considering the incentives that the Company wants to provide to the executive officers, it also considers the annual cash incentive compensation levels for comparable positions at similarly situated companies based on information contained in the Radford Survey and its own historical practices.

The following were the overall Company Objectives for the Performance Period (April 1, 2008 through March 31, 2009):

1.	Financial performance against budget

2.	Achieve key development program milestones

3.	Enhance organizational development

Plan Protocol

The Compensation Committee will administer the Plan.

1.	The Chief Executive Officer, with assistance from senior management, proposes annual corporate goals subject to review and approval by the Compensation Committee.

2.	The Chief Executive Officer proposes performance measures, weightings and performance levels for the Plan in achieving these annual corporate goals which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all Participants (except the Chief Executive Officer) are submitted to the Compensation Committee for review and approval.

3.	Individual goals that support corporate goals and provide for individual development are proposed by the Chief Executive Officer and subject to review and approval by the Compensation Committee for each Participant.

4.	The Compensation Committee will determine the size of the overall bonus pool based on the Company’s performance against the above objectives and the target bonus figures.

Plan Payout

The Compensation Committee will be responsible for evaluating actual performance against the performance goals and determining the actual bonus award earned. The Chief Executive Officer shall submit a documented evaluation of the performance of each of the other participants to assist the Compensation Committee in its review. The Chief Executive Officer may submit proposed bonus awards to the Compensation Committee for its consideration. The Compensation Committee will make all final determinations regarding performance evaluations of participants and actual bonus awards.

The Company must attain a minimum of 60% of its goals for any payment to be made pursuant to the Plan, and the Compensation Committee may, at its discretion, elect to not pay bonuses. Should the Company achieve less than 60% of its goals, the Compensation Committee may elect to pay the individual portion of the incentive award for exceptional personal achievement. Based on the proportion of corporate versus individual goals defined for each organizational level and position and the target incentive percentage, a final incentive payout is determined for each participant.

For fiscal 2009, the Company established a target annual cash incentive award for each of the executive officers, depending on their role, experience and objectives to be achieved as follows:

Individual Annual Cash Incentive Targets

Bonus Target as % of Salary
Chief Executive Officer	50%
Vice President	30%

Weighting of Corporate vs. Individual Objectives

	Portion Tied to Corporate Results	Portion Tied to Individual Results
Chief Executive Officer	100%	0%
Vice President	40%	60%

Equity Incentive Compensation. Equity grants, generally in the form of stock options that vest over a four-year period, are awarded on a periodic, but not necessarily annual, basis. The Company has historically granted equity compensation in the form of stock options primarily because stock options are an effective tool for motivating executives in the long-term. The equity incentive compensation is granted to the executive officers based on the same performance criteria set forth below and is intended both to retain and reward the executive officers and to further align the executive officers’ financial interest with long-term shareholder value.

In fiscal year 2009, in addition to the performance criteria set forth below, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;

•	the number of restricted shares held by the executive officers;

•	the vesting schedule of the unvested stock options or restricted stock held by the executive officers;

•	the financial statement impact of any equity award; and

•	the amount and percentage of the total equity on a diluted basis held by the executive officers.

Based on the above factors, the Company granted an option to purchase 100,000 shares of Common Stock to Dr. Herlihy and options to purchase 50,000 shares of Common Stock to both Drs. Rusche and Witt in fiscal year 2009. Mr. Kelly was granted stock options and issued restricted stock in connection with the commencement of his employment on March 31, 2008.

Performance Criteria

Since Repligen is still in the process of developing its proprietary products and because of the highly volatile nature of biopharmaceutical and biotechnology stock in general, it is not appropriate to use the traditional performance standards, such as profit levels and annual stock performance, to measure the success of Repligen and an individual’s contribution to that success.

Accordingly, the incentive compensation of executive officers (including the Chief Executive Officer) is based, for the most part, on the achievement of certain goals by Repligen, as a whole, and the individual (and his or her business unit) concerned. The Compensation Committee therefore examines three specific areas in formulating the compensation packages of its executive officers. Criteria and specific goals within each category are as follows:

Company Performance:

•	The extent to which key research, clinical, product manufacturing, product sales and financial objectives of Repligen have been met during the preceding fiscal year;

•	The development, acquisition and licensing of key technology; and

•	The achievement by Repligen of certain milestones, whether specified in agreements with third-party collaborators or determined internally.

Executive Performance:

•	An executive officer’s involvement in and responsibility for the development and implementation of strategic planning and the attainment of strategic objectives of Repligen;

•	The involvement of an executive officer in personnel recruitment, retention and morale; and

•	The responsibility of the executive officer in working within budgets, controlling costs and other aspects of expense management.

Other Factors:

•

The necessity of being competitive with companies in the biopharmaceutical and biotechnology industries, taking into account relative company size, stage of development, performance and geographic location, as well as individual responsibilities and performance.

Achievement of objectives and cash incentive determination:

The portion of cash incentive tied to corporate results is determined based on evaluation of the percentage completion of the established corporate objectives determined at the beginning of the fiscal year. The ultimate evaluation of achievement is at the sole discretion of the Compensation Committee following discussions with management and is based both on quantitative, objective calculations such as the achievement of certain financial or research milestones, as well as a qualitative assessment which takes into consideration the level of effort, end results, and other contributing internal and external factors that could reasonably be expected to evaluate performance. The objectives are designed to be difficult to achieve 100% completion. These objectives include financial performance objectives (35% of total), product development objectives (45% of total) and corporate development objectives (20% of total). The Chief Executive Officer evaluated the actual performance against the performance goals and submitted such evaluation to the Compensation Committee, which determined that the aggregate percentage completion of the objectives for financial performance, product development, intellectual property and business and organizational development was 81.7%. The corporate portion of cash incentive for all officers was paid calculated at this level of achievement.

The following is a summary of the fiscal year 2009 Corporate Objectives and the detailed calculation supporting the achievement of each objective:

2009 Company Goals	Weight	Percent Achieved (as determined by Compensation Committee)	Weight achieved
Financial Performance and Protein A Business
Achieve certain financial performance targets, including total revenue in excess of $28.4 million, gross margin in excess of 64%, net profit of at least $4.1 million and end of year cash and investments of $62 million.	30.0%	91.5%	27.45%

Product Development
RG1068 for pancreatic imaging goals included completing a phase 3 clinical trial, beginning to prepare the NDA and evaluating new applications for RG1068.	15.0%	74.3%	11.15%
RG2417 for bipolar depression goals included initiating a phase 2b study and completing additional assessments of uridine in other disease models	15.0%	78.7%	11.80%

Preclinical research objectives included assessing the suitability of our existing clinical candidate for HDAC inhibitors for Friedreich’s Ataxia, as well as researching the activity of this candidate in additional animal models of disease, and seeking financial backing to support ongoing research activities. Further objectives included assessing both opportunities to outlicense existing candidates, identify and potentially in-license new product candidates and enhance our intellectual property portfolio.	25.0%	73.2%	18.30%

Organizational Development
Update strategic plan, successfully recruit new members of management team and board of directors; maintain effective internal controls and ensure compliance with SEC requirements; complete ISO-9000 and Business Continuity Plan certification programs and other miscellaneous objectives.	15.0%	86.7%	13.00%

TOTAL CORPORATE PERFORMANCE	100.0%		81.70%

Individual Objectives

In addition to the corporate objectives outlined above, executive officers with the exception of Dr. Herlihy, also have an individual objective component to their annual cash incentive compensation. The performance assessment for the individual objectives of the executive officers is not calculated on a line item basis, but rather represents an overall assessment as to how the executive officer contributed to the success of the Company within their area of responsibility. The individual objectives are designed to be difficult to achieve 100% completion.

Dr. Rusche is ultimately responsible for providing leadership to all of Repligen’s research and development activities. Specifically, his objectives included supervising all aspects of the manufacture of our drug candidates to support clinical trials, identifying new potential applications for our product candidates, leading our research efforts on HDAC inhibitors for the treatment of Friedreich’s ataxia, including assessing the suitability of our existing clinical candidate and evaluating the effectiveness of this candidate in other disease models; driving process development work to assist the growth of our bioprocessing business; supporting our business development initiatives; and representing Repligen to the scientific community as necessary. The overall evaluation of achievement in these factors is both quantitative and qualitative. The Chief Executive Officer evaluated Dr. Rusche’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Dr. Rusche was 84.0%.

Dr. Witt is ultimately responsible for managing Repligen’s contracts and intellectual property portfolio as well as all Protein A manufacturing operations. Specifically, his objectives included evaluating and in-licensing intellectual property to support the development of our product candidates; delivering on production and gross margin targets, ensuring product quality and on-time delivery to customers; and supporting our business development initiatives. The overall evaluation of achievement in these factors is both quantitative and qualitative. The Chief Executive Officer evaluated Dr. Witt’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Dr. Witt was 70.0%.

Mr. Kelly is ultimately responsible for Repligen’s finance and administration activities. Specifically, his objectives included leading our financial reporting, compliance and financial planning and analysis activities; building our human resource and information technology infrastructure; supporting our business development initiatives; and overseeing our facility and administrative activities. The overall evaluation of achievement in these factors is both quantitative and qualitative. The Chief Executive Officer evaluated Mr. Kelly’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Kelly was 80.0%.

•	Dr. Herlihy’s cash incentive of $149,103 was calculated by the corporate results achievement percentage of 81.7%.

•	Dr. Rusche’s cash incentive of $61,313 was calculated by an individual results achievement of 84.0% and corporate results of 81.7% for an overall achievement of 83.1%.

•	Dr. Witt’s cash incentive of $45,928 was calculated by an individual results achievement of 70% and corporate results of 81.7% for an overall achievement of 74.7%.

•	Mr. Kelly’s cash incentive of $45,998 was calculated by an individual results achievement of 80% and corporate results of 81.7% for an overall achievement of 80.7%.

Other Compensation

All full-time employees, including the executive officers, may participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan.

Executive Employment Agreements

Dr. Herlihy. On March 14, 1996, Repligen entered into a letter of agreement with Drs. Herlihy, Rusche and Witt in connection with Repligen’s acquisition and merger with Glycan Pharmaceuticals, Inc. (the “Herlihy Agreement,” the “Rusche Agreement,” and the “Witt Agreement,” respectively). Under the terms of the Herlihy Agreement, Dr. Herlihy is entitled to a minimum salary of $160,000 per annum, subject to periodic increases at the discretion of the Board. Additionally, Dr. Herlihy is eligible for participation in all of Repligen’s welfare, profit sharing, retirement and savings plans on the same basis as other employees of Repligen. Dr. Herlihy received a stock option to purchase 100,000 shares of the Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Herlihy Agreement. Dr. Herlihy’s employment may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Dr. Herlihy would be entitled to continue receiving his salary for a period of eight months or until he finds other employment, whichever occurs first. In addition, 50% of any unvested options owned by Dr. Herlihy vest immediately upon notice of termination of employment or a change in control of Repligen.

Dr. Rusche. Under the terms of the Rusche Agreement, Dr. Rusche is entitled to a minimum salary of $115,000 per annum, subject to periodic increases at the discretion of the Board. Additionally, Dr. Rusche is eligible for participation in all of Repligen’s welfare, profit sharing, retirement and savings plans on the same basis as other employees of Repligen. Dr. Rusche received a stock option to purchase 60,000 shares of the Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Rusche Agreement. Dr. Rusche’s employment may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Dr. Rusche would be entitled to continue receiving his salary for a period of six months or until he finds other employment, whichever occurs first. In addition, 50% of any unvested options owned by Dr. Rusche vest immediately upon notice of termination of employment or a change in control of Repligen.

Dr. Witt. Under the terms of the Witt Agreement, Dr. Witt is entitled to a minimum salary of $115,000 per annum, subject to periodic increases at the discretion of the Board. Additionally, Dr. Witt is eligible for participation in all of Repligen’s welfare, profit sharing, retirement and savings plans on the same basis as other employees of Repligen. Dr. Witt received a stock option to purchase 60,000 shares of the Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Witt Agreement. Dr. Witt’s employment may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Dr. Witt would be entitled to continue receiving his salary for a period of six months or until he finds other employment, whichever occurs first. In addition, 50% of any unvested options owned by Dr. Witt vest immediately upon notice of termination of employment or a change in control of Repligen.

Mr. Kelly. On February 29, 2008, Repligen entered into an offer letter (“Offer Letter”) for employment with Mr. Kelly. Mr. Kelly’s arrangement with Repligen provides for employment “at will” with an initial base salary of $190,000 per year and participation in Repligen’s Executive Incentive Compensation Plan with a target bonus of 25% of base salary. On March 31, 2008, Mr. Kelly was granted a stock option exercisable for 100,000 shares of Repligen’s Common Stock at $4.82 per share, vesting over a five-year period. On March 31, 2008, Mr. Kelly was granted 5,000 shares of restricted Repligen common stock which vest one year from the date of grant. Mr. Kelly is eligible for participation in any and all benefit programs that Repligen makes available to its employees, including health, dental and life insurance to the extent that he meets applicable eligibility requirements. Mr. Kelly is entitled to four weeks paid vacation yearly.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Earned

The following table summarizes the compensation earned during the fiscal years ended March 31, 2007, 2008 and 2009 by the Company’s principal executive officer, principal financial officer and other most highly compensated executive officers who were serving as executive officers as of March 31, 2009 and whose total compensation exceeded $100,000. These individuals are referred to as named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($) (2)	Total ($)
Walter C. Herlihy, Ph.D. President and Chief Executive Officer	2009	$365,000	—	$96,579	$149,103	$2,000	$612,682
	2008	$344,000	—	$89,155	$103,349	$2,000	$538,504
	2007	$334,000	—	$122,602	$82,551	$1,200	$540,353

William J. Kelly (3) Chief Financial Officer	2009	$190,000	$23,314	$58,351	$45,998	$2,000	$319,663
	2008	$521	$63	$160	—	—	$744

James R. Rusche, Ph.D. Senior Vice President, Research and Development	2009	$246,000	—	$47,810	$61,313	$2,000	$357,123
	2008	$234,000	—	$37,008	$46,818	$2,000	$319,826
	2007	$227,000	—	$54,780	$38,272	$1,200	$321,252

Daniel P. Witt, Ph.D. Vice President, Operations	2009	$205,000	—	$45,435	$45,928	$2,000	$298,363
	2008	$198,000	—	$30,976	$37,447	$2,000	$268,423
	2007	$192,000	—	$45,318	$30,509	$1,200	$269,027

(1)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the years ended March 31, 2007, 2008 and 2009, respectively, in accordance with SFAS 123R, disregarding the estimate of forfeitures and, accordingly, includes amounts from options granted prior to 2007, 2008 and 2009, respectively. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended March 31, 2009.
(2)	Represents the match, paid by Repligen on behalf of such individual into the Repligen Corporation 401(k) Savings Plan, of 50% of the first 5% for the years ended March 31, 2007, 2008 and 2009, respectively, of salary and bonus contributed by such individual subject to a maximum of $1,200 for the year ended March 31, 2007 and $2,000 for the years ended March 31, 2008 and 2009.
(3)	Mr. Kelly commenced his employment with the Company on March 31, 2008.

Grants of Plan-Based Awards

The table below sets forth grants of awards that were made in fiscal 2009 to our named executive officers. The awards set forth in this table were earned in fiscal 2009 and the cash payments in respect of such awards are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Grants of Plan-Based Awards — 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Walter C. Herlihy, Ph.D.	June 6, 2008	69,054	182,500	182,500	—	—	—	—
	June 6, 2008	—	—	—	—	100,000	5.87	369,590

William J. Kelly	June 6, 2008	22,800	57,000	57,000	—	—	—	—

James R. Rusche, Ph.D.	June 6, 2008	29,520	73,800	73,800	—	—	—	—
	June 6, 2008	—	—	—	—	50,000	5.87	184,795

Daniel P. Witt, Ph.D.	June 6, 2008	24,600	61,500	61,500	—	—	—	—
	June 6, 2008	—	—	—	—	50,000	5.87	184,795

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards

This following table sets forth certain information regarding the stock option grants and stock awards to the named executive officers at March 31, 2009.

Outstanding Equity Awards at Fiscal Year-End — 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Walter C. Herlihy, Ph.D.	20,000	—		$8.56	4/7/2010
	30,000	—		$8.56	4/7/2010
	23,761	—		$2.66	4/3/2011
	26,239	—		$2.66	4/3/2011
	30,000	—		$3.24	4/11/2012
	20,000	—		$3.24	4/11/2012
	32,291	—		$5.51	4/23/2013
	32,709	—		$5.51	4/23/2013
	40,000	10,000	(1)	$3.05	4/30/2014
	30,000	20,000	(2)	$1.83	5/13/2015
	—	100,000	(3)	$5.87	6/6/2018

William J. Kelly	20,000	80,000	(4)	$4.82	3/31/2018

James R. Rusche, Ph.D.	25,000	—		$8.56	4/7/2010
	25,000	—		$2.66	4/3/2011
	25,000	—		$3.24	4/11/2012
	2,469	—		$5.51	4/23/2013
	22,531	—		$5.51	4/23/2013
	20,000	5,000	(5)	$3.05	4/30/2014
	15,000	10,000	(6)	$1.83	5/13/2015
	—	50,000	(7)	$5.87	6/6/2018

Daniel P. Witt, Ph.D.	10,000	—		$2.66	4/3/2011
	10,000	—		$3.24	4/11/2012
	10,000	—		$5.51	4/23/2013
	8,000	2,000	(8)	$3.05	4/30/2014
	7,500	5,000	(9)	$1.83	5/13/2015
	—	50,000	(10)	$5.87	6/6/2018

(1)	10,000 shares vested on April 30, 2009.
(2)	10,000 shares vested on May 13, 2009 and 10,000 shares will vest on May 13, 2010.
(3)	20,000 shares vested on June 6, 2009 and 20,000 shares will vest on each of the following dates: June 6, 2010, June 6, 2011, June 6, 2012 and June 6, 2013.
(4)	20,000 shares will vest on each of the following dates: March 31, 2010, March 31, 2011, March 31, 2012 and March 31, 2013.
(5)	5,000 shares vested on April 30, 2009.
(6)	5,000 shares vested on May 13, 2009 and 5,000 shares will vest on May 13, 2010.
(7)	10,000 shares vested on June 6, 2009 and 10,000 shares will vest on each of the following dates: June 6, 2010, June 6, 2011, June 6, 2012 and June 6, 2013.
(8)	2,000 shares vested on April 30, 2009.
(9)	2,500 shares vested on May 13, 2009 and 2,500 shares will vest on May 13, 2010.
(10)	10,000 shares vested on June 6, 2009 and 10,000 shares will vest on each of the following dates: June 6, 2010, June 6, 2011, June 6, 2012 and June 6, 2013.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of shares of restricted stock issued under the Second Amended and Restated 2001 Repligen Corporation Stock Plan, or 2001 Stock Plan, that vested in the year ended March 31, 2009 and the corresponding amounts realized by the named executive officers and the number of stock options exercised under the 2001 Stock Plan in the year ended March 31, 2009 and the corresponding amounts realized by the named executive officers.

Option Exercises and Stock Vested — 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Walter C. Herlihy, Ph.D.	—	—	—	—
William J. Kelly	—	—	5,000	23,950
James R. Rusche, Ph.D.	25,000	27,200	—	—
Daniel P. Witt, Ph.D.	12,500	16,488	—	—

Director Compensation

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in the year ended March 31, 2009.

Director Compensation Table — 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)(3)(4)	Total ($)
Karen A. Dawes	36,750	71,301	108,051
Alexander Rich, M.D.	47,400	—	47,400
Thomas F. Ryan, Jr.	40,500	61,192	101,692
Earl Webb Henry, M.D.	29,500	65,235	94,735
Alfred L. Goldberg, Ph.D. (1)	22,250	51,409	73,659

(1)	Dr. Goldberg was elected to the Board in July 2008.
(2)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended March 31, 2009, in accordance with SFAS 123R, disregarding the estimate of forfeitures and, accordingly, includes amounts from options granted prior to 2009. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended March 31, 2009.
(3)	The non-employee directors of the Board who held such position on March 31, 2009 held the following aggregate number of unexercised stock options as of such date:

Name	Number of Securities Underlying Unexercised Options
Karen A. Dawes	94,000
Alexander Rich, M.D.	95,000
Thomas F. Ryan, Jr.	124,000
Earl Webb Henry, M.D.	44,000
Alfred L. Goldberg, Ph.D.	44,000

(4)	The following table presents the fair value of each grant of stock options in fiscal 2009 to the non-employee directors, computed in accordance with FAS 123(R):

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($)	Grant Date Fair Value of Options ($)
Karen A. Dawes	9/12/2008	20,000	5.08	61,618
Alexander Rich, M.D.	—	—	—	—
Thomas F. Ryan, Jr.	9/12/2008	20,000	5.08	61,618
Earl Webb Henry, M.D.	9/12/2008	20,000	5.08	61,618
Alfred L. Goldberg, Ph.D.	7/1/2008	24,000	4.77	72,166
	9/12/2008	20,000	5.08	61,618

Compensation of Directors

Through December 31, 2008, Dr. Rich, was compensated for his services a Chairman of the Board and all duties related thereto pursuant to a consulting agreement and received no separate compensation for attendance at meetings or otherwise as a director. Dr. Rich did not provide services to the Company other than as Chairman of the Board and all duties related thereto. Effective January 1, 2009, Dr. Rich and the Company terminated the consulting agreement and instead agreed to pay Dr. Rich a monthly retainer of $5,000 per month as compensation for his service as Chairman of the Board and all duties related thereto. For fiscal year 2009, total compensation paid to Dr. Rich pursuant to the consulting agreement totaled $32,400 and total compensation under the monthly retainer was $15,000.

Under the terms of the 2001 Stock Plan as currently in effect, each non-employee director, from September 10, 2003 through September 15, 2005, was granted an option to purchase 15,000 shares of Common Stock and beginning September 15, 2006, 20,000 shares of Common Stock, at an option price equal to the fair market value of the Common Stock on the date of grant, determined in accordance with the terms of the 2001 Stock Plan (the “Annual Board Options”). These options vest in full on the first anniversary of the date of the grant, provided such person is still a director on such anniversary. Additionally, each newly-elected, non-employee director who joins the Board is entitled to receive an option to purchase 24,000 shares of Common Stock on the date he or she joins the Board (an “Initial Board Option” and together with the Annual Board Options, the “Board Options”). These Initial Board Options vest equally over a three-year period from the date of grant. Board Options have a term of ten years, subject to early termination in the event of death, removal or resignation from the Board

Effective January 1, 2009, each non-employee director (other than Dr. Rich) receives $6,250 per quarter and $1,500 plus expenses for each Board meeting they attend. In addition, the Chairman of the Audit Committee receives $3,500 per quarter plus expenses for each meeting attended and each other Audit Committee member, Compensation Committee member and Science and Technology Committee member receives $1,500 plus expenses for each meeting in which they participate.

Pension Benefits

The Company has no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change-in-Control

	Payments and Benefits
	Salary Continuation ($)	Value of Stock Options Vesting due to Termination or Change-in-Control (1) ($)	Total ($)
Walter C. Herlihy, Ph.D.	243,333	38,300	281,633
William J. Kelly	—	—	—
James Rusche, Ph.D.	123,000	19,150	142,150
Daniel P. Witt, Ph.D.	102,500	9,140	111,640

(1)	Based on the intrinsic value of the stock options on March 31, 2009.

Employment Agreements

The employment agreements with Drs. Herlihy, Rusche and Witt provide certain benefits upon the termination of employment, with or without cause, or change-in-control of the Company. Upon termination of employment, with or without cause, or upon a change-in-control of the Company, 50% of the unvested stock options held by such executive officers shall vest immediately. Upon termination of employment, with or without cause, Drs. Herlihy, Rusche and Witt will be entitled to receive severance remuneration of base salary at the rate then in effect, payable monthly in arrears, until such executive officer becomes employed, but for no longer than eight months for Dr. Herlihy and six months for each of Drs. Rusche and Witt.

Mr. Kelly’s offer letter does not provide for benefits upon termination, with or without cause, or change of control.

Stock Options

Stock options granted and currently held by a named executive officer, which have been granted under the 2001 Stock Plan do not automatically accelerate upon termination of such named executive officer’s employment or upon a change-in-control pursuant to the terms of the 2001 Stock Plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Dr. Rich and Ms. Dawes. No member of the Compensation Committee is a current or former employee of Repligen. There are no Compensation Committee interlocks between Repligen and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the Board or Compensation Committee of any other company and no such interlocking relationship has existed in the past.

Equity Compensation Plan Information

The following table provides information as of March 31, 2009 regarding shares of Common Stock that may be issued under the Company’s equity compensation plans consisting of the 2001 Stock Plan and the 1992 Repligen Corporation Stock Option Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	2,213,550	$4.37	700,409
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	2,213,550	$4.37	700,409

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the firm of Ernst & Young LLP, independent registered public accounting firm, to serve as independent auditors for the fiscal year ending March 31, 2010. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audit of Repligen.

Fees

The following sets forth the aggregate fees billed by Ernst & Young LLP to the Company during the fiscal years ended March 31, 2009 and 2008:

Audit Fees

Fees paid for audit services were approximately $283,000 for the fiscal year ended March 31, 2009 and $270,431 for fiscal year ended March 31, 2008. These included fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and fees related to filings with the SEC.

Audit Related Fees

Ernst & Young LLP billed no fees for the last two years for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not otherwise reported above.

Tax Fees

Total fees paid for tax services was $15,000 for the fiscal year ended March 31, 2009 and $64,445 for the fiscal year ended March 31, 2008, consisting of tax compliance and preparation fees.

All Other Fees

Ernst & Young LLP billed no additional fees for the fiscal years ended March 31, 2009 and 2008.

The Audit Committee of the Board has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services provided to the Company are approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before Ernst & Young LLP may provide it. Any pre-approved services exceeding the limits pre-approved by the Audit Committee must again be pre-approved by the Audit Committee. Following the effectiveness of the rules regarding Audit Committee pre-approval, all of the audit-related, tax and all other services provided by Ernst & Young LLP to the Company for the fiscal year ended March 31, 2009 were approved by the Audit Committee by means of a specific pre-approval or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in the fiscal year ended March 31, 2009 were reviewed with the Audit Committee, which concluded that the provisions of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In connection with the audits for the period ending March 31, 2009, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to refer to such disagreement in connection with their report.

A member of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Repligen’s directors, officers, and holders of more than ten percent of Repligen’s Common Stock (collectively, “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of Repligen. Such Reporting Persons are required by SEC regulation to furnish Repligen with copies of all Section 16(a) reports they file. Based on its review of the copies of such filings received by it with respect to the fiscal year ended March 31, 2009, the Company believes that all required persons complied with all Section 16(a) filing requirements, except for the following: The Company did not timely file a Form 4 with respect to one transaction on behalf of each of Drs. Herlihy, Rusche and Witt.

OTHER BUSINESS

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the Proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Even if you plan to attend the Annual Meeting in person, please sign, date and return the enclosed Proxy promptly or vote in accordance with the instructions listed on the proxy card. A postage-paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

STOCKHOLDERS’ PROPOSALS

Repligen must receive any proposal by a stockholder of Repligen intended to be presented at the 2010 Annual Meeting of Stockholders at its principal executive office not later than March 30, 2010 in accordance with Rule 14a-8 issued under the Exchange Act for inclusion in Repligen’s proxy statement and form of proxy relating to that meeting.

If a stockholder who wishes to present a proposal at the 2010 Annual Meeting of Stockholders (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by June 15, 2010 and such proposal is brought before the 2010 Annual Meeting of Stockholders, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2010 Annual Meeting of Stockholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2010 Annual Meeting of Stockholders must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Repligen, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.

EXPENSES AND SOLICITATION

The cost of solicitation will be borne by Repligen, and in addition to directly soliciting stockholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs.

Solicitation by officers and employees of Repligen may also be made of some stockholders in person or by mail or telephone following the original solicitation. Repligen may, if appropriate, retain any independent proxy solicitation firm to assist Repligen in soliciting proxies. If Repligen does retain a proxy solicitation firm, Repligen would pay such firm’s customary fees and expenses which such fees would be expected to be approximately $7,500, plus expenses.

HOUSEHOLDING

Our Annual Report, including audited financial statements for the fiscal year ended March 31, 2009, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc. has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Repligen Corporation will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453, (781) 250-0111, Attention: Secretary. If your household is receiving multiple copies of Repligen’s Annual Reports or Proxy Statements and you wish to request delivery of a single copy, you may send a written request to Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453, (781) 250-0111, Attention: Secretary.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REPLIGEN CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
NEW YORK, NY 10038

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M16202-P83445 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

REPLIGEN CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees.
1.	Election of Directors		☐	☐	☐
Nominees
	01) Karen A. Dawes	04) Alexander Rich, M.D.
	02) Alfred L. Goldberg, PhD	05) Thomas F. Ryan, Jr.
	03) Walter C. Herlihy, PhD	06) Earl Webb Henry, M.D.

2.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 2 TO HAVE THE PROXIES VOTED UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote these shares.

Please mark the boxes on the proxy card to indicate how these shares will be voted. Then, please sign the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of this matter.

Sincerely,

Repligen Corporation

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M16203-P83445

REPLIGEN CORPORATION

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Walter C. Herlihy and William J. Kelly, and each of them alone, proxies with full power of substitution, to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Repligen Corporation to be held on the 11th day of September, 2009 at 10:00 a.m., local time, at the offices of Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, and any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 28, 2009, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in accordance with their judgment, upon such other business as may be properly presented at the meeting and any adjournments or postponements thereof.

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